UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

 SECURITIES EXCHANGE ACT OF 1934

October 28, 2015

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

ROPER TECHNOLOGIES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE

(STATE OR OTHER JURISDICTION OF INCORPORATION)

1-12273	51-0263969
(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

6901 PROFESSIONAL PKWY. EAST, SUITE 200, SARASOTA, FLORIDA	34240
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(941) 556-2601

(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

(FORMER NAME OR ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 28, 2015, Roper Technologies, Inc. (the “Company”) amended its unsecured credit facility (the “Credit Agreement”) to increase the availability of the revolving credit facility from $1.50 billion to $1.85 billion. The Credit Agreement was entered into on July 27, 2012 with JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A. and Bank of America, N.A. as syndication agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Barclays Bank PLC, Mizuho Corporate Bank, Ltd., and Suntrust Bank, as documentation agents and a syndicate of lenders. The facility, as amended, comprises a $1.85 billion revolving credit facility, which includes availability of up to $150.0 million for letters of credit and $25.0 million for swingline loans and of which $50.0 million will be available under a multicurrency subfacility in dollars and other currencies. The increase was effected pursuant to the expansion option provided for in Section 2.23 of the Credit Agreement. As a result of the effectiveness of this increase, no further capacity exists for additional increases pursuant to Section 2.23.

The Company and specified foreign subsidiaries are borrowers under the revolving credit facility. The Company has guaranteed the payment and performance by the foreign subsidiary borrowers under the facility.

Borrowings under the revolving credit facility  bear interest, at the Company’s option, at a rate based on either:

•	The highest of (1) the interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City, (2) the federal funds rate plus 0.50% and (3) the Eurocurrency Rate (as defined in the Credit Agreement) for a deposit in Dollars with a maturity of one month plus 1%, in each case plus a per annum spread depending on the Company’s senior unsecured long-term debt rating. Based on the Company’s current rating (Baa2 from Moody’s and BBB from S&P), the spread would be 0.1%.

•	The Eurocurrency Rate (as defined in the Credit Agreement) plus a per annum spread depending on the Company’s senior unsecured long-term debt rating. Based on the Company’s current rating, the spread would be 1.10%.

Outstanding letters of credit issued under the facility will be charged a quarterly fee depending on the Company’s senior unsecured long-term debt rating.  Based on the Company’s current rating, the quarterly fee would be payable at a rate of 1.10% per annum, plus a fronting fee of 0.125% per annum on the undrawn and unexpired amount of all letters of credit.

Additionally, the Company pays a quarterly facility fee on the used and unused portions of the revolving credit facility depending on the Company’s senior unsecured long-term debt rating.  Based on the Company’s current rating, the quarterly fee accrues at a rate of 0.15% per annum.

Amounts outstanding under the facility may be accelerated upon the occurrence of customary events of default.  The facility contains financial covenants that, among other things, require the Company and its subsidiaries to maintain (i) a Consolidated Total Leverage Ratio (as defined in the Credit Agreement) of no more than 3.5 to 1.0 and (ii) a Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) of no less than 3.0 to 1.0.

 Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Roper Technologies, Inc.
(Registrant)

BY:	/s/ John Humphrey
	John Humphrey, Executive Vice President and Chief Financial Officer	Date: October 30, 2015